As filed with the Securities and Exchange Commission on June 24, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Suncrete, Inc.

(Exact name of registrant as specified in its charter)

Delaware	39-4989597
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

521 E. 2nd Street Tulsa, Oklahoma	74120
(Address of principal executive offices)	(Zip Code)

Suncrete, Inc. 2026 Omnibus Incentive Plan

Suncrete, Inc. Employee Stock Purchase Plan

(Full title of the plan)

Randall Edgar

Chief Executive Officer

521 E. 2nd St.

Tulsa, Oklahoma 74120

(918) 355-5700

(Name, address and telephone number, including area code, of agent for service)

With copies of communications to:

Matthew L. Fry

Rachel O’Donnell

Haynes and Boone, LLP

2801 N. Harwood St.

Suite 2300

Dallas, Texas 75201

(214) 651-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed to register (i) shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), of Suncrete, Inc. (the “Company” or the “Registrant”), and shares of Class B common stock, par value $0.0001 per share, of the Company (“Class B Common Stock”) that may be issued pursuant to future grants of equity-based awards under the Suncrete, Inc. 2026 Omnibus Incentive Plan (the “2026 Plan”) and (ii) shares of Class A Common Stock that may be issued pursuant to the Suncrete, Inc. Employee Stock Purchase Plan (the “ESPP”). The maximum number of shares that may be delivered pursuant to awards granted under the 2026 Plan is (a) 3,000,000 shares of Class A Common Stock and (b) 2,000,000 shares of Class B Common Stock. The 2026 Plan also provides that, to the extent an award under the 2026 Plan is forfeited, expires, is canceled or is otherwise terminated, in whole or in part, the shares subject to such forfeited, expired, canceled or otherwise terminated award may again be awarded under the 2026 Plan. The maximum number of shares that may be delivered pursuant to the exercise of options granted under the ESPP is 1,000,000 shares of Class A Common Stock. The ESPP also provides that if any option under the ESPP terminates in whole or in part, shares subject to such terminated option may be again available pursuant to an option under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to eligible participants in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed by the Company with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company hereby incorporates by reference in this Registration Statement the following documents (excluding those portions of any Current Report on Form 8-K that are “furnished” and not “filed” pursuant to applicable rules and regulations of the Commission):

(a)	The Company’s Special Financial Report on Form 10-K filed with the Commission April 14, 2026;

(b)	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026, filed with the Commission on May 15, 2026;

(c)

The Company’s Current Reports on Form 8-K filed with the Commission on April  2, 2026, April  8, 2026, April  14, 2026 (as amended on May  15, 2026 and May  21, 2026), April  27, 2026, April  29, 2026 (as amended on May  11, 2026 and May 20, 2026), May  5, 2026, May  7, 2026 (as amended on May  11, 2026 and May 20, 2026) and June  12, 2026; and

(d)

The description of the Company’s common stock set forth in the Company’s registration statement on Form 8-A12B filed with the Commission on April 8, 2026, and any amendment or report filed with the Commission for the purposes of updating such description.

In addition, all documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all such securities then remaining unsold, but excluding information furnished to, rather than filed with, the Commission, shall be deemed to be incorporated by reference in this Registration Statement and made part hereof from their respective dates of filing (such documents, and the documents listed above, being hereinafter referred to as “Incorporated Document(s)”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any statement contained herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Limitation of Liability

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of directors and officers to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability:

•	for any breach of a director or officer’s duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	of a director in respect of certain unlawful dividend payments or stock redemptions or repurchases;

•	for any transaction from which a director or officer derives an improper personal benefit; and

•	of an officer in any action by or in the right of the corporation.

In accordance with Section 102(b)(7) of the DGCL, the Amended and Restated Certificate of Incorporation of the Registrant (the “Certificate”) provides that no director or officer shall be personally liable to the Registrant or any of its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors or officers, except to the extent such limitation on or exemption from liability is not permitted under the DGCL or any other law of the State of Delaware. The effect of this provision is to eliminate the rights of the Registrant and its stockholders (through stockholders’ derivative suits on the Registrant’s behalf) to recover monetary damages against a director or officer for breach of the fiduciary duty of care as a director or officer, including breaches resulting from negligent or grossly negligent behavior, except as restricted by Section 102(b)(7) of the DGCL. However, this provision does not limit or eliminate the rights of the Registrant or its stockholders to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director or officer’s duty of care.

If the DGCL or any other law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the liability of directors or officers, then, in accordance with the Certificate, the liability of the Registrant’s directors or officers to the Registrant or its stockholders will be eliminated or limited to the fullest extent authorized by the DGCL or any other law of the State of Delaware, as so amended. Any repeal or amendment of provisions of the Certificate limiting or eliminating the liability of directors or officers, whether by the Registrant’s stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits the Registrant to further limit or eliminate the liability of directors or officers on a retroactive basis.

Indemnification

Section 145 of the DGCL permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action or suit (i.e., one by or in the right of the corporation), indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

The Certificate provides that the Registrant shall, to the fullest extent authorized or permitted by applicable law, indemnify its current and former directors and officers, as well as those persons who, while directors or officers of the Registrant, are or were serving as directors, officers, employees or agents of another entity, trust or other enterprise, including service with respect to an employee benefit plan, in connection with any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, against all expenses, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by any such person in connection with any such proceeding. Notwithstanding the foregoing, a person eligible for indemnification pursuant to the Certificate shall be indemnified by the Registrant in connection with a proceeding initiated by such person only if such proceeding was authorized by the Registrant’s board of directors, except for proceedings to enforce rights to indemnification.

The right to indemnification conferred by the Certificate is a contractual right that includes the right to be paid by the Registrant the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition, provided, however, that if the DGCL requires, an advancement of expenses will be made only upon delivery to the Registrant of an undertaking, by or on behalf of any person covered by the Certificate, to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under the Certificate or otherwise.

The rights to indemnification and advancement of expenses are not deemed to be exclusive of any other rights which any person covered by the Certificate may have or hereafter acquire under law, the Certificate, the Amended and Restated By-Laws of the Registrant (the “By-Laws”), an agreement, vote of stockholders or disinterested directors, or otherwise.

Any repeal or amendment of provisions of the Certificate affecting indemnification rights, whether by the Registrant’s stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (to the extent permitted by applicable law) be prospective only, except to the extent such amendment or change in law permits the Registrant to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. The Certificate also permits the Registrant, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than those specifically covered by the Certificate.

The By-Laws include provisions relating to advancement of expenses and indemnification rights consistent with those set forth in the Certificate. In addition, the By-Laws provide for a right of indemnitee to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by the Registrant within a specified period of time. The By-Laws also permit the Registrant to purchase and maintain insurance, at its expense, to protect the Registrant and/or any of its directors, officers, employees or agents, or another entity, trust or other enterprise, against any expense, liability or loss, whether or not the Registrant would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Any repeal or amendment of provisions of the By-Laws affecting indemnification rights, whether by the Registrant’s board of directors, stockholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits the Registrant to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

The Registrant has entered into indemnification agreements with each of its current directors and executive officers. These agreements require the Registrant to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Registrant, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Registrant also intends to enter into indemnification agreements with its future directors and executive officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

There is currently no pending material litigation or proceeding involving any of the Registrant’s directors, officers or employees for which indemnification is sought.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of Suncrete, Inc. (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the Commission on April 14, 2026).

4.2	Amended and Restated By-Laws of Suncrete, Inc. (Incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed with the Commission on April 14, 2026).

4.3	Certificate of Designation for the Series A Convertible Perpetual Preferred Stock (Incorporated by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K, filed with the Commission on April 14, 2026).

4.4	Warrant Agreement, dated July 25, 2023, by and between Haymaker and Continental Stock Transfer & Trust Company, as Warrant Agent (Incorporated by reference to Exhibit 4.1 to Haymaker’s Current Report on Form 8-K, filed with the Commission on July 31, 2023).

4.5	Amendment No. 1 to Warrant Agreement, dated April 8, 2026, by and between Haymaker and Continental Stock Transfer & Trust Company (Incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K, filed with the Commission on April 14, 2026).

4.6	Specimen Warrant Certificate (Incorporated by reference to Exhibit 4.3 to Haymaker’s Registration Statement on Form S-1/A (File No. 333-273117), filed with the Commission on July 17, 2023).

5.1*	Legal Opinion of Haynes and Boone, LLP.

23.1*	Consent of Grant Thornton LLP with respect to the financial statements of Eagle Redi-Mix Concrete, LLC and Ram Transportation, LLC.

23.2*	Consent of Grant Thornton LLP with respect to the financial statements of Concrete Partners Holding, LLC.

23.3*	Consent of Arledge & Associates P.C. with respect to the financial statements of Schwarz Ready Mix.

23.4*	Consent of WithumSmith+Brown, PC with respect to the financial statements of Haymaker Acquisition Corp. 4.

23.5*	Consent of WithumSmith+Brown, PC with respect to the financial statements of Suncrete, Inc.

23.6*	Consent of Edgin, Parkman, Fleming & Fleming, PC with respect to the financial statements of Hope Concrete, LLC.

23.7*	Consent of Whitley Penn, LLP with respect to the financial statements of Nelson Bros. Ready Mix, LTD.

23.8*	Consent of Haynes and Boone, LLP (included in its opinion filed as Exhibit 5.1).

24.1*	Power of Attorney (included in the signature page to this Registration Statement).

99.1	Suncrete, Inc. 2026 Omnibus Incentive Plan (Incorporated by reference to Exhibit 10.9 to the Company’s Current Report on Form 8-K, filed with the Commission on April 14, 2026).

99.2	Suncrete, Inc. Employee Stock Purchase Plan (Incorporated by reference to Exhibit 10.10 to the Company’s Current Report on Form 8-K, filed with the Commission on April 14, 2026).

99.3	Form of Restricted Stock Award Agreement (Incorporated by reference to Exhibit 10.11 to the Company’s Current Report on Form 8-K, filed with the Commission on April 14, 2026).

99.4	Form of Restricted Stock Unit Agreement (Incorporated by reference to Exhibit 10.12 to the Company’s Current Report on Form 8-K, filed with the Commission on April 14, 2026).

99.5	Form of Performance Stock Unit Award Agreement (Officers) (Incorporated by reference to Exhibit 10.13 to the Company’s Current Report on Form 8-K, filed with the Commission on April 14, 2026).

107*	Filing Fee Table.

*	Filed herewith.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Tulsa, State of Oklahoma, on June 24, 2026.

SUNCRETE, INC.

By:	/s/ Randall Edgar
Randall Edgar
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Randall Edgar and Tommy Wentroth, each with full power to act alone, as his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and on his or her behalf and in his or her name, place and stead, in any and all capacities, to execute any and all amendments (including post-effective amendments) to this Registration Statement, including, without limitation, additional registration statements filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully and to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitute or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Randall Edgar	Chief Executive Officer	June 24, 2026
Randall Edgar	(Principal Executive Officer)

/s/ Tommy Wentroth	Chief Financial Officer	June 24, 2026
Tommy Wentroth	(Principal Financial Officer)

/s/ Randy Nerger	Chief Accounting Officer	June 24, 2026
Randy Nerger	(Principal Accounting Officer)

/s/ Ned N. Fleming, III	Executive Chairman and Director	June 24, 2026
Ned N. Fleming, III

/s/ Mark R. Matteson	Vice Chairman and Director	June 24, 2026
Mark R. Matteson

/s/ Andrew R. Heyer	Director	June 24, 2026
Andrew R. Heyer

/s/ William Holden	Director	June 24, 2026
William Holden

/s/ Bretton Johnston	Director	June 24, 2026
Bretton Johnston

/s/ Charles E. Owens	Director	June 24, 2026
Charles E. Owens

/s/ David Rees-Jones	Director	June 24, 2026
David Rees-Jones

/s/ Noreen Skelly	Director	June 24, 2026
Noreen Skelly